Exhibit 23.3

We consent to the inclusion in this Registration Statement on Form S-4 of Poage Bankshares, Inc., as amended, of our report dated February 10, 2014 relating to the consolidated financial statements of Town Square Financial Corporation for the years ended December 31, 2012 and 2011, and to the reference to us under the heading of “Experts” in the prospectus.

/s/ Smith, Goolsby, Artis & Reams, P.S.C.
Smith, Goolsby, Artis & Reams, P.S.C.

Ashland, Kentucky

February 14, 2014